Exhibit 99.1

Trans World Entertainment Announces Second Quarter Results

ALBANY, N.Y., Aug. 19, 2015 (GLOBE NEWSWIRE) -- Trans World Entertainment Corporation (Nasdaq:TWMC) today reported financial results for its second quarter ended August 1, 2015. For the second quarter of 2015, the Company reduced its net loss by $2.1 million to $3.0 million, or $0.10 per diluted share, as compared to a net loss of $5.1 million, or $0.16 per diluted share, for the same period last year. Comparable store sales for the quarter were flat compared to the same quarter last year. Operating results included a one-time reimbursement of expenses related to a legal settlement of $1.4 million.

“The quarter was highlighted by a comparable store sales increase of 30% in our emerging trend and electronics categories, which now represent nearly 30% of our sales mix in the quarter,” commented Mike Feurer, Company CEO. “Our gross margin rate increased 130 basis points to historical highs, due to the shift in mix to the higher margin categories, as well as improved margins in our traditional categories, through improved inventory control and better price management. In addition, we increased our cash on hand at the end of the quarter by $9 million as compared to last year’s second quarter,” Mr. Feurer added.

Total sales for the quarter decreased 6.2% to $67.5 million compared to $71.9 million for the same period last year. At the end of the quarter, the Company operated 308 stores compared to 327 stores at the same time last year, a 5.8% decline.

Gross profit for the quarter was $27.2 million, or 40.3% of sales, compared to $28.0 million, or 39.0% of sales, for the same period last year. Selling, general and administrative (“SG&A”) expenses decreased $3.1 million, or 9.7%, for the quarter to $28.7 million, or 42.5% of sales, compared to $31.8 million, or 44.2% of sales, for the same period last year. The reduction in SG&A expenses was due to fewer stores in operation and the one-time legal settlement.

For the twenty-six weeks ended August 1, 2015, total sales decreased 8.6% to $145.4 million, compared to $159.1 million for the same period in 2014. Comparable store sales for the twenty-six weeks ended August 1, 2015 decreased 1.7% compared to the same period last year. Net loss for the twenty-six week period was $2.9 million, or a loss of $0.09 per diluted share, compared to a net loss of $5.5 million, or $0.17 per diluted share, for the same period last year.

Gross profit for the twenty-six weeks ended August 1, 2015 was $58.0 million, or 39.9% of sales, compared to $60.8 million, or 38.2%, of sales for the same period last year. For the twenty-six weeks ended August 1, 2015, SG&A expenses decreased 9.1% to $57.8 million compared to $63.6 million in the comparable period last year. As a percentage of sales, SG&A expenses were 39.8% versus 40.0% for the same period last year.

Inventory was $124.5 million, or $69 per square foot, at the end of the quarter, versus $134.6 million, or $70 per square foot, at the end of the second quarter last year, a decline of 7.5%. Cash on hand at the end of the quarter was $91.4 million compared to $82.4 million at the end of the second quarter last year.

During the second quarter, the Company repurchased approximately 26,000 shares of common stock at an average price of $3.71 per share. Since the inception of the program, the Company has repurchased approximately 1.7 million shares of common stock at an average price of $3.84 per share. The Company has approximately $15.5 million available for purchase under its repurchase program.

Mr. Feurer added, “We are confident in the continued progress made during the quarter. The addition of Scott Hoffman as Chief Merchandising Officer enhances the talent and experience of our team. We continue to develop efficiencies and discover opportunities through a process of testing, evaluation and implementation. As a result, we’ve accelerated the growth of our emerging categories. We are focused on capitalizing on our opportunities and continue to make progress towards evolving into the most compelling entertainment and pop culture-centric experience in the marketplace.”

Trans World will host a teleconference call today, Thursday, August 20, 2015, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	August 1	% to	August 2	% to	August 1	% to	August 2	% to
	2015	Sales	2014	Sales	2015	Sales	2014	Sales

Net sales	$67,451		$71,908		$145,415		$159,124

Cost of sales	40,293	59.7%	43,861	61.0%	87,454	60.1%	98,300	61.8%
Gross profit	27,158	40.3%	28,047	39.0%	57,961	39.9%	60,824	38.2%

Selling, general and administrative expenses	28,671	42.5%	31,762	44.2%	57,833	39.8%	63,612	40.0%

Depreciation and amortization	1,047	1.5%	858	1.1%	2,011	1.4%	1,640	1.0%
Loss from operations	(2,560)	-3.7%	(4,573)	-6.3%	(1,883)	-1.3%	(4,428)	-2.8%

Interest expense, net	441	0.7%	476	0.7%	879	0.6%	960	0.6%

Loss before income taxes	(3,001)	-4.4%	(5,049)	-7.0%	(2,762)	-1.9%	(5,388)	-3.4%
Income tax expense	44	0.1%	47	0.1%	89	0.1%	94	0.1%

Net loss	$(3,045)	-4.5%	$(5,096)	-7.1%	$(2,851)	-2.0%	$(5,482)	-3.5%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.10)		$(0.16)		$(0.09)		$(0.17)

Weighted average number of common shares outstanding - basic and diluted	31,193		31,831		31,201		31,961

SELECTED BALANCE SHEET CAPTIONS:
(in thousands, except store data)

	August 1	August 2
	2015	2014

Cash and cash equivalents	$91,400	$82,401
Merchandise inventory	124,469	134,600
Fixed assets (net)	21,441	15,821
Accounts payable	44,217	42,382
Borrowings under line of credit	—	—
Long-term capital lease, less current portion	—	351
Stores in operation, end of period	308	327
Stores in operation, average during the period	310	328